                                     EXHIBIT 28.1

Contact:  Pat Riddle, (619) 696-4292
After-hours media pager, (619)  526-9555

SDG&E ANNOUNCES ENOVA CORPORATION PARENT COMPANY,

 NEW MANAGEMENT STRUCTURE


	SAN DIEGO, CA, December 6, 1995 -- San Diego Gas and Electric officials announced today the formation of Enova Corporation, a holding company for the utility and its unregulated subsidiaries, and a new executive management structure for both companies. Company officials said the changes will provide the flexibility necessary to take advantage of increasing competitive opportunities in a deregulated energy market.

	The parent company formation was approved today by the California Public Utilities Commission (CPUC). Enova Corporation will oversee the operations of SDG&E, Enova Energy Management, Enova Financial (formerly Enova), Califia and Pacific Diversified Capital, as well as Enova
Technologies, a new product and services development company.

	Enova Corporation (stock ticker symbol ENA) and the management changes for both companies will become effective January 1, 1996.

	Under the new management structure, Tom Page will retain his title as SDG&E chairman, and will become the chairman of Enova Corporation. He will step down as SDG&E's president and chief executive officer, and will retire from both chairman positions at the end of 1997, consistent with company policy.

	"The formation of a parent company, and the advancement of a highly skilled and seasoned management team, were planned to coincide with electric utility restructuring," said Page. "The timing has provided us with a unique opportunity."

	Stephen Baum, currently SDG&E executive vice president, will become president and chief executive officer of Enova Corporation. He will also become a director of both Enova and SDG&E.

	SDG&E Executive Vice President Donald Felsinger will become president and chief executive officer of the utility, and will also become a director of SDG&E.

"	The name Enova -- energy innovation -- represents the business philosophy of our company," said Page. "The Enova Corporation parent company structure will give us the corporate flexibility to remain leaders in the competitive energy marketplace."

	SDG&E will continue as the principal subsidiary of Enova Corporation. Ultimately, the five unregulated non-utility subsidiaries will be:
Enova Energy Management - energy management
Enova Financial (formerly Enova) - affordable housing project investments Enova Technologies - energy products and services development
Califia - equipment leasing
Pacific Diversified Capital - commercial real estate

	"Separating our businesses under Enova will give us the opportunity to extend our successful track record into new and expanded energy businesses," said Baum.

	The company's utility operations, including the SDG&E name, will remain unchanged under the Enova structure.

	"With the coming deregulation of the industry, we will have to work harder to ensure that we keep our leading competitive position in the state, with the lowest electric and natural gas rates and record-high customer satisfaction ratings," said Felsinger.

	Several SDG&E officers will hold shared management positions with Enova Corporation and SDG&E. These include David R. Kuzma, SDG&E senior vice president, chief financial officer and treasurer; Frank H. Ault, SDG&E vice president and controller; and Margot A. Kyd, SDG&E vice president of human resources. The position of SDG&E general counsel, currently unfilled, will also become a shared officer position. These officers will retain their current titles at both SDG&E and Enova.